Exhibit 10.2

THIRD AMENDMENT TO
LEASE AGREEMENT

This Third Amendment to Lease Agreement (“Third Amendment”) is entered into on May 16, 2016 (“Effective Date”) by and between James Campbell Company LLC, a Delaware limited liability company (“Landlord”) and Ocera Therapeutics, Inc., a Delaware corporation f/k/a Tranzyme, Inc. (“Tenant”).

RECITALS:

A.     Landlord and Tenant entered into an Office Lease dated November 28, 2011 (“Original Lease”) for approximately 8,126 rentable square feet known as a portion of Suite 300 in that building known as Central Park West (“Building”) located at 5001 S. Miami Boulevard, Durham, North Carolina 27703 (“Premises”).

B.    Landlord and Tenant entered into a First Amendment to Lease Agreement dated August 20, 2014 (“First Amendment”) and a Second Amendment to Lease Agreement dated June 5, 2015 (“Second Amendment”). The Original Lease, the First Amendment, and the Second Amendment are collectively referred to as “Lease.”

C.     Landlord and Tenant desire to enter into this Third Amendment for the purpose of revising certain terms of the Lease, including an extension of the term of the Lease and an option to renew, as set out with specificity below.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.    Recitals. The foregoing recitals are true, accurate and are incorporated herein by reference. The capitalized terms which are not defined herein shall have the same meaning as otherwise set out in the Lease.

2.    Extension of Term. Landlord and Tenant hereby agree to renew the term of the Lease for a period of one (1) year, beginning on February 1, 2017 and continuing until January 31, 2018 (“Extended Term”).

3.    Rent. Monthly Base Rent during the Extended Term shall be $17,606.33 (or $26.00 per sq. ft.) and shall be payable monthly in advance pursuant to the terms of the Lease. Tenant shall pay Landlord Additional Rent under the same terms and conditions described in the Lease.

4.    Option to Renew.

        (a)     Provided Tenant is not in default of the Lease (beyond any applicable notice and cure periods), Tenant shall have one (1) renewal option (“Option to Renew”) for a period of one (1) year commencing on February 1, 2018 and ending on January 31, 2019 (“Renewal Period”). In order to exercise the Option to Renew, Tenant must notify Landlord, in writing, of Tenant’s intention to exercise the Option to Renew on or prior to July 31, 2017 (“Option Deadline”), time being of the essence. If Tenant fails to notify Landlord by the Option Deadline that Tenant is exercising the Option to Renew, the Option to Renewal shall be null and void.

        (b)     If Tenant properly exercises its Option to Renew in accordance with Section 4(a) above, (i) the Monthly Base Rent during the Renewal Period shall be $17,606.33 (or $26.00 per sq. ft.) and

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shall be payable monthly in advance pursuant to the terms of the Lease and (ii) Tenant shall pay Landlord Additional Rent under the same terms and conditions described in the Lease.

    5.    Notices Addresses. As of the Execution Date, Section 1(k) of the Original Lease as it relates to the notice address for Landlord and Landlord’s property management company shall be deleted in its entirety and shall be replaced as follows:

Landlord:

James Campbell Company LLC 425 California Street, Suite 500 San Francisco, California 94104 Attn: Executive Vice President, Real Estate Investment Management

with a copy to:

James Campbell Company LLC c/o Avison Young 5440 Wade Park Boulevard, Suite 200 Raleigh, NC 27607

6.    No Options or Inducements; Condition of Premises. Tenant acknowledges and agrees that, as of the Effective Date and notwithstanding anything to the contrary set forth in the Lease or this Third Amendment, Tenant shall have no extension, termination, right of first offer, or other options whatsoever with regard to the Premises or under the Lease, as amended by this Third Amendment except as set forth in Section 4 above. Tenant further acknowledges and agrees that Tenant is not and shall not be entitled to any allowances, concessions, upfit work or other inducements of any kind in connection with the Premises or under the Lease, as amended by this Third Amendment. In the latter regard, Tenant acknowledges and agrees that from and after the Effective Date, Landlord is leasing the Premises to Tenant “as is,” without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability) and without any obligation on the part of Landlord to alter, remodel, improve, repair or decorate the Premises or any part thereof.

7.    Acknowledgment of Non-Existence of Claims and Waiver. Tenant acknowledges that as of the Effective Date, there are no claims by Tenant against Landlord arising under the Lease. Tenant releases and discharges Landlord, its successors and assigns, from any demands for injuries or damages of any kind or nature arising out of or related to the Lease or the Premises that occurred on or prior to the Effective Date.

8.    Binding Effect. The amendments made to the Lease pursuant to this Third Amendment shall be binding upon the parties and their respective successors and assigns.

9.    Brokerage. Tenant hereby represents to Landlord that Tenant has not entered into any agreements with any brokers in connection with this Third Amendment other than Newmark Grubb Knight Frank (“Tenant’s Broker”). Tenant hereby indemnifies, holds harmless, and agrees to defend Landlord, its members, principals, partners, officers, directors, employees and agents and the respective principals, officers and directors of any such agents from and against any and all claims of any brokers claiming to have represented Tenant in connection with this Third Amendment other than Tenant’s Broker. Landlord and Tenant acknowledge and agree that Avison Young (“Landlord’s Broker”) has represented Landlord in connection with this Third Amendment and all compensation due to Landlord’s Broker is Landlord’s sole responsibility.

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10.    Nature of Amendments. The amendments made to the Lease pursuant to this Third Amendment shall constitute the only amendments to be effectuated and all other provisions of the Lease not affected hereby shall remain in place as originally constituted and shall be in full force and effect. To the extent that there is any conflict between the terms of this Third Amendment and the Lease, the terms of this Third Amendment will govern.

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IN WITNESS WHEREOF, Landlord and Tenant have entered into this Third Amendment as of the date set forth below.

LANDLORD:

James Campbell Company LLC, a Delaware limited liability company

By:	/s/ Dorine Holsey Streeter
Dorine Holsey Streeter, Executive Vice President, Real Estate Investment Management

Date:	May 16	, 2016

By:	/s/ Douglas C. Morris
Douglas C. Morris, Vice President, Regional Manager

Date:	May 16	, 2016

TENANT:

Ocera Therapeutics, Inc., a Delaware corporation f/k/a Tranzyme, Inc.

By:	/s/ Michael Byrnes

Name:	Michael Byrnes

Title:	Chief Financial Officer

Date:	May 08	, 2016

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